[Exhibit 4.1]

                  AMENDMENT TO RIGHTS AGREEMENT


                              AMENDMENT No. 1 (this "Amendment")
                         dated as of October 19, 1997, to the
                         Rights Agreement (the "Rights
                         Agreement"), dated as of November 1,
                         1995, between ITT Corporation (formerly
                         ITT Destinations, Inc.), a Nevada
                         corporation (the "Company"), and The
                         Bank of New York, a New York banking
                         corporation, as Rights Agent (the
                         "Rights Agent"). All capitalized terms
                         not otherwise defined herein shall have
                         the meaning ascribed to such terms in
                         the Rights Agreement.


          WHEREAS the Company, Starwood Lodging Corporation, a Maryland corporation ("Starwood"), Chess Acquisition Corp., a Nevada corporation ("Sub"), and Starwood Lodging Trust, a Maryland real estate investment trust ("Starwood Trust") have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will merge into the Company (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive Paired Shares (as defined below), subject to certain collar provisions, and $15 in cash subject to the terms and conditions of the Merger Agreement; the shares of common stock, par value $0.01 per share, of Starwood and the trust shares, par value $0.01 per share, of Starwood Trust trade as "paired shares" (the "Paired Shares") on the New York Stock Exchange. As a result of the Merger, the Company will become a wholly owned subsidiary of Starwood;

          WHEREAS the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger
Agreement;

          WHEREAS the Company deems the following amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of Rights Certificates;

          WHEREAS Section 26 of the Rights Agreement permits the
Company from time to time to supplement and amend the Rights
Agreement; and

          WHEREAS Section 26 of the Rights Agreement provides that any supplement or amendment duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

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          NOW, THEREFORE, in consideration of the foregoing and
the agreements, provisions and covenants herein contained, the parties agree as follows:


          1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

          "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Starwood, Starwood Trust, any of their respective Affiliates or Associates or any of their respective permitted assignees or transferees shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of October 19, 1997, among the Company, Starwood Lodging Corporation, a Maryland corporation, Chess Acquisition Corp., a Nevada corporation, and Starwood Lodging Trust, a Maryland real estate investment trust, including any amendment or supplement thereto (the "Merger Agreement"), the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

          2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.


          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                              ITT CORPORATION
                              (formerly ITT DESTINATIONS, INC.),

                                 by  /s/ PATRICK L. DONNELLY
                                     ----------------------------
                                     Name:   Patrick L. Donnelly
                                     Title:  Vice President and
                                             Assistant General
                                             Counsel

Acknowledged as of the
Date First Above Written:

THE BANK OF NEW YORK,

by  /s/ JOHN I. SIVERTSEN
-------------------------
 Name:   John I. Sivertsen
 Title:  Vice President